Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our reports dated March 4, 2014, relating to the consolidated financial statements of Stalwart Tankers Inc. as of December 31, 2013, and for the period from July 26, 2013 (inception) to December 31, 2013, and relating to the combined financial statements of the Predecessor Businesses of Stalwart Tankers Inc. as of December 31, 2012 and 2013, and for the years ended December 31, 2012 and 2013, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece

March 4, 2014